EXHIBIT 99.1

Date: November 17, 2011

To: DISH Employees with DISH Stock Options and DISH RSUs

From: Stephen Wood, EVP Human Resources

Re: Stock Option Exercise Price Adjustment and RSU Payment

On November 8, 2011, you received an email from me regarding a potential adjustment to the exercise price of certain DISH stock options and a potential payment on certain DISH restricted stock units (“RSUs”).  The adjustment to decrease the exercise price of the stock options has been set at $2.00 per share; provided, that the exercise price will not be reduced below $1.00.  The payment on the RSUs has been set at $2.00 per RSU, and will be made shortly after such RSUs vest.

As discussed in my previous email, this adjustment will require a one-time voluntary exchange offer (the “Exchange”) for eligible employees who hold eligible incentive stock options.  We expect to launch the Exchange in December.  We will communicate additional details via email to explain the Exchange and the procedures for participating.

No stock options will be adjusted until completion of the Exchange, which will not occur until early 2012.  If you exercise stock options before the completion of the Exchange, you will not benefit from any adjustment to the exercise price of those stock options.  This includes the exercise of stock options during any open trading window before the completion of the Exchange.

Please refer to my previous email on November 8, 2011, email stock.options@dishnetwork.com or call 1-855-256-0682 with any questions you may have.

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The Exchange described in this letter has not yet commenced.  When the Exchange is commenced, DISH will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or the SEC.  Persons who are eligible to participate in the Exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Exchange.

DISH stockholders and stock option holders will be able to obtain the written materials described above and other documents filed by DISH with the SEC free of charge from the SEC’s website at www.sec.gov or by directing a written request to: DISH Network Corporation, 9601 S. Meridian Boulevard, Englewood, Colorado 80112, Attention: Investor Relations.